William D. Chapman Director, Investor Relations and External Communications 847-535-0881 chapman.w@grainger.com	Robb M. Kristopher External Communications Manager 847-535-0879 kristopher.r@grainger.com

GRAINGER APPOINTS GARY L. ROGERS
TO THE BOARD OF DIRECTORS

CHICAGO, October 26, 2004 – Grainger’s Board of Directors today appointed Gary L. Rogers to the board, bringing the total number of members to 11. The appointment is effective October 26, 2004. Mr. Rogers was most recently Vice Chairman of General Electric Company from 2001 until his retirement in December of 2003. Previously, he served as Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Plastics from 1992 to 2001. From 1966 to 1992, Mr. Rogers held positions of increasing responsibility at General Electric Company including President and CEO, GE Electrical Distribution and Control, and President and CEO, GE Appliances.

“Gary brings to the Grainger Board a wealth of senior management experience with one of the world’s leading diversified technology and service companies. We are delighted to add a man of Gary’s stature and we look forward to his valuable perspective,” said Richard L. Keyser, Grainger Chairman and Chief Executive Officer.

Mr. Rogers earned a B.A. in Marketing from Florida State University. He currently serves on the Board of Directors of Rohm and Haas Company.

W.W. Grainger, Inc. - Board Release

About W.W.Grainger, Inc.

W.W. Grainger, Inc. (NYSE: GWW), with 2003 sales of $4.7 billion, is the leading broad-line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

#   #   #